Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 4th day of February 2011 by and between Old Mutual (US) Holdings Inc., a Delaware corporation with an address at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116 (“the Company”) and Peter Bain, an individual with a residence at 205 Goodwood Gardens, Baltimore, Maryland 21210 (“the Executive”), effective as of February 22, 2011.

1.                                      DEFINITIONS.

In this Agreement, unless the context otherwise requires:

(a)                                 The following terms shall have the following meanings:

“Board” means the Board of Directors of the Company;

“Cause” means that: (i) the Executive has materially breached the Executive’s obligations under this Agreement, including the obligations set forth in Section 7 of this Agreement; (ii) the Executive has failed to substantially perform duties assigned to the Executive consistent with the Executive’s then current position with the Company, subject to the obligation of the Company to provide the Executive with prior written notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity within sixty (60) days to correct the performance deficiencies; (iii) the Executive has engaged in acts of dishonesty or moral turpitude or any unlawful conduct, any of which caused material harm to the business or reputation of the Company; or (iv) the Executive has engaged in conduct that is likely to affect materially and adversely the business and/or reputation of the Company; provided that, with respect to a violation of (i) or (iv) above, the Company shall provide the Executive with prior written notice providing reasonable detail of the bases for the breach or misconduct and an opportunity within thirty (30) days to cure the breach or misconduct.

“Compensation” means the Executive’s salary, bonus and participation in the Old Mutual Share Option Scheme and/or Restricted Share Plan referred to in Sections 5.1(A) — (C) of this Agreement;

“Compensation Year” means a calendar year in which the Executive earns compensation;

“Confidential Information” means all private, secret or confidential information concerning the business affairs of the Company or concerning the Company’s customers, clients, or employees, including but not limited to the following: any financial information or valuation information concerning the Company, and any other proprietary information of the Company, including that relating to the demonstrably anticipated business of the Company that the Executive obtains, develops or learns in the course of his employment by the Company. Confidential Information specifically includes: any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of his employment, all business, technical and financial information, including trade secrets, information about clients, including their names, addresses and investment history; information about employees or applicants for employment, their compensation, qualifications, and performance levels; all information regarding fees, commission and compensation; all investment, advisory, technical or research data, and financial models developed by the Company and its employees; methods of operation; manuals, books and notes regarding the Company’s products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications and guidelines, future plans, cost and pricing information, computer programs, formulas, and equations; the cost to the Company of supplying its products and services; written business records, files, documents, specifications, plans and compilations of information concerning the business of the Company; and reports, correspondence, records, account lists; price lists, budgets, indices, invoices and telephone records that the Executive obtains, develops or learns in the course of the Executive’s employment by the Company; provided that Confidential Information does not include any information that is or becomes known to the public or within the Company’s trade or industry unless it becomes known due to the Executive’s violation of this Agreement;

“Contingent Compensation” means Compensation that is to be paid to the Executive at some later date and is contingent upon the Executive’s fulfillment of the specific obligations or satisfaction of specific objectives set forth in this Agreement, if any; for avoidance of doubt, Executive does not have any Contingent Compensation currently;

“Contingent Compensation Payment Date” means the date on which a Contingent Compensation payment is due to the Executive;

“Disability” means the absence of the Executive from the Executive’s essential duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that precludes the Executive from performing the essential functions of the job, with any reasonable accommodations;

“Employment Period” means the period of time when the Executive is actively employed by the Company, and excludes the “Notice Period” as set forth in Section 6.3(A) below;

“Group” means the Company and the Group Companies;

“Group Company” means any company that is a subsidiary or holding company (up to and including the ultimate holding company) of the Company and any subsidiary of any such holding company;

“Notice Period” means the period ending six (6) months from the date of written notice to terminate the Agreement;

“Remuneration Committee” means the Remuneration Committee of the Board of Directors of the Company, if any; provided, however, if there should be no Remuneration Committee, then such reference to the Remuneration Committee shall be to the Board of Directors or other authorized body or officer of the Company performing the described function;

“Termination Date” means the date when the Executive ceases to perform active duties for the Company;

(b)                                 references to Sections are unless otherwise stated to sections of this Agreement; and

(c)                                  headings to Sections are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.                                      EMPLOYMENT.

2.1                               The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with the Company, on the terms and conditions more fully set forth herein.

2.2                               The Executive warrants that in entering into this Agreement and performing the obligations hereunder, the Executive has not and will not be in breach of any terms or obligations of any other employment or agreement. The Executive further represents that the performance of all the terms of this Agreement and as an employee of the Company has not, does not and will not breach any pre-existing agreement (i) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or (ii) to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to employment with the Company.

3.                                      SCOPE OF EMPLOYMENT.

3.1                               The Executive’s title shall be President and Chief Executive Officer and the Executive’s responsibilities shall include such duties and responsibilities that may be assigned by the Board or its designee, consistent with the title of President and Chief Executive Officer of a company in the asset management business.

3.2                               The Executive will use reasonable best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time, of all of which the Executive was first notified in writing. The Executive’s actions as an employee of the Company shall at all times be consistent with the interests of the Group. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Group.

4.                                      PLACE OF WORK.

The Executive shall primarily perform the duties assigned hereunder at the Company’s office (presently located in Boston, Massachusetts) and is expected to travel to and work at other Group offices and other appropriate places within or outside the United States for reasonable periods of time.

5.                                      COMPENSATION AND BENEFITS.

5.1                               Compensation: In addition to the language set forth below, this Section expressly incorporates the provisions of the Offer Letter to the Executive dated February 4, 2011 (the “Offer Letter”) and to the extent there is any discrepancy between them, the Offer Letter shall control. The Executive’s compensation package shall consist of the following:

(A)                               Salary: The Executive shall receive a salary that has been set forth in writing to the Executive, such Salary to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings. The salary shall be reviewed annually and any modification and the amount of any modification shall be in the Company’s absolute discretion and notified to the Executive in writing.

(B)                               Bonus: The Executive shall be eligible to participate in the Company’s bonus plan(s) that may be adopted from time to time by the Remuneration Committee or otherwise in its sole discretion. The payment of any bonus shall be subject to the terms to be established by the Remuneration Committee. The Remuneration Committee shall, on an annual basis, determine the specific factors that will be considered in determining whether the Executive will be entitled to any bonus for the particular calendar year, and will communicate in writing those factors to the Executive. The amount of the bonus payable (if any) to the Executive will be determined by the Remuneration Committee in its sole discretion and notified to the Executive in writing. Upon written notice to the Executive, the Company reserves the right to amend, modify or withdraw any particular bonus plan.

(C)                               Participation in Old Mutual plc Share Reward Share Plan: The Executive shall be eligible to participate in the Old Mutual Share Reward Plan that may be adopted, terminated and/or amended from time to time by the Remuneration Committee of Old Mutual plc. The issuance, vesting and exercise of any share options subject hereto shall be approved by the Remuneration Committee and shall be in accordance with the Old Mutual plc Share Option Scheme and/or Restricted Share Plan currently in effect. In order to be eligible for the award of any options, the Executive also shall be required to execute any stock option agreement and/or other document then in effect.

(D)                               Participation in Old Mutual IPO Value Incentive Plan (IVIP): The Executive shall be eligible to participate in the Company’s IVIP. The award and vesting terms of the Executive’s participation in the IVIP shall be in accordance with the terms of the Plan and subject to the approval of the Old Mutual plc Remuneration Committee.

5.2                               Benefits: The Executive shall be eligible to receive the various benefits offered by the Company to its executive employees, including holidays, vacation, medical, dental, disability and life insurance, and such other benefits as may be determined from time to time by the Board. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document.

5.3                               Expenses: Executive shall be entitled to reimbursement for reasonable out-of pocket expenses incurred for the Group’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.

6.                                      TERMINATION OF AGREEMENT/EMPLOYMENT

In addition to the language set forth below, this Section expressly incorporates the provisions of the Offer Letter and to the extent there is any discrepancy between them, the Offer Letter shall control.

6.1                               At-Will Employment: The Executive is an employee-at-will and either he or the Company may terminate his employment at any time for any reason, pursuant to the terms described herein.

6.2                               Termination For Cause: The Company may terminate this Agreement and the Executive’s employment for Cause immediately upon written notice. Upon termination of the Executive’s employment with the Company in accordance with this Section 6.1, all Compensation and benefits under this Agreement will cease, effective as of the Termination Date, and the Executive shall not be entitled to receive any other Compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.

6.3                               Termination For Reasons Other Than Cause

(A)                               Termination With Notice: Either party may terminate this Agreement and the Executive’s employment for any reason by giving the other party not less than six (6) months’ notice in writing. If such notice is served by either party, the Company shall be entitled, in its sole and absolute discretion, to terminate the Executive’s employment at any time during the Notice Period.

(i)                                     By the Company:

(a)                                 Continuation of Compensation and Benefits: In the event that the Company provides notice to the Executive under Section 6.3(A), and regardless of whether the Company terminates the Executive’s employment (for reasons other than Cause) prior to expiration of the Notice Period, it shall: (1) continue the Executive’s Salary in the form of salary continuation payments for the remainder of the Notice Period, in accordance with the Company’s normal payroll practices; (2) sixty days following the Termination Date make a lump sum taxable payment to the Executive equal to the Company’s share of the cost of family medical and dental benefits with respect to similarly situated active employees of the Company for the remainder of the Notice Period, with the understanding that the Executive is free to purchase health and/or dental insurance under COBRA, to the extent available, or not at all; and (3) should the Company have a Severance Plan in effect as of the Termination Date, the Executive will not be automatically eligible for any payments under the plan. Severance pay, if any, will be determined by the Remuneration Committee based on the circumstances of the termination.

(b)                                 Bonus Eligibility: In the event that the Company provides notice to the Executive under Section 6.3(A), and subject to the Executive’s satisfactory individual performance to the end of the Notice Period or such shorter period as determined by the Company, the Executive shall remain eligible for a bonus for the period up through the end of the Notice Period and, in the event the Notice Period ends before the end of a Compensation Year, any awarded bonus shall be prorated based upon the number of days worked or included in the Notice Period in the Compensation Year.

(c)                                  Payment of any Contingent Compensation: In the event that the Company provides notice to the Executive under Section 6.3(A), then, should there be Contingent Compensation arrangements in place with Executive, then, subject to: (1) the Executive’s satisfactory individual performance to the end of the Notice Period or such shorter period as determined by the Company, and (2) the Executive’s fulfillment of his/her obligations and covenants as set forth in Section 7 of this Agreement through the Contingent Compensation Payment Date, the Executive shall receive such Contingent Compensation on the Contingent Compensation Payment Date.

(ii)                                  By the Executive: In the event that the Executive provides notice to the Company under Section 6.3(A), and regardless of whether the Company terminates the Executive prior to the expiration of the Notice Period, the Executive shall be eligible only for the compensation and benefits provided in Section 6.3(A)(i)(a)(1) above and shall not be entitled to any further Compensation, except as otherwise required by applicable law.

(B)                               Resignation by Executive Prior to Expiration of Notice Period: Should the Executive resign prior to the expiration of a Notice Period (regardless of the party providing the notice), the Executive shall be in breach of this Agreement and shall not be entitled to any further Compensation or benefits, contingent or otherwise, or any of the other compensation or benefits provided for in this Section 6.3, except as otherwise required by applicable law, and the Company shall have no further or additional remedy against the Executive in connection with said breach.

(C)                               Disability: The Company may terminate this Agreement and the Executive’s employment effective on the 90th day after written notice to the Executive that the Company has determined in good faith that a Disability of the Executive has occurred during the Employment Period, provided that, within 90 days of such notice, the Executive shall not have returned to full-time performance of the Executive’s essential functions hereunder.

In the event that the Agreement is terminated pursuant to this Section 6.3(C), the Executive shall remain eligible for:

(i)                                     a bonus, if any, for the period up through the Termination Date and, in the event the Termination Date is prior to the end of a Compensation Year, any bonus shall be prorated based upon the number of days worked in the Compensation Year; and

(ii)                                  subject to the Executive’s fulfilment of his/her obligations and covenants as set forth in Section 7 of this Agreement through the Contingent Compensation Payment Date, the Executive shall receive his/her Contingent Compensation, if any, on such Contingent Compensation Payment Date.

(D)                               Death: This Agreement and the Executive’s employment shall terminate automatically upon the Executive’s death. All Compensation and benefits under this Agreement will cease effective the Termination Date, except as otherwise required by applicable law and except that the Executive’s estate shall be eligible to receive:

(i)                                     the Executive’s bonus, if any, for the period up through the Termination Date and, in the event the Termination Date is prior to the end of a Compensation Year, such bonus shall be pro rated based upon the number of days worked in the Compensation Year; and

(ii)                                  the Executive’s Contingent Compensation, if any, on the Contingent Compensation Payment Date.

The receipt of any of the compensation and benefits provided in this Section 6.3 by the Executive shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise), and is subject to and conditioned upon the Executive’s execution of a separation agreement which, among other provisions, shall include a complete customary release of claims (the “Release”) by the Executive to the Group (and its directors, officers, employees and agents), and a reaffirmation of the Executive’s obligations and covenants under Section 7 of this Agreement. The first of any payments to the Executive under Section 6.3 of this Agreement shall be made on the sixtieth day following the Termination Date (and will include any severance or other payment installments that would have otherwise been paid during the period following the Termination Date thorough the date of the first severance payment installment), provided such Release has been executed by the Executive and become irrevocable by its terms as of such date.

6.4                               Upon termination (or suspension) of the Executive’s employment or this Agreement, regardless of the reason, the Executive shall deliver to the Company all books, documents, materials described in Section 7, and all credit cards, keys and other property of the business of the Company or any Group Company which may be in the Executive’s possession, custody or control.

7.                                      RESTRICTIVE COVENANTS.

7.1                               The Executive acknowledges and agrees that during employment with the Company, the Executive will acquire Confidential Information and secret information in relation to the Company and Group Companies and that through dealing closely with customers and clients the Executive will form close connections with and influence over those customers and clients. The Executive acknowledges and agrees that the Confidential Information and business relationships of the Company are necessary for the Company to continue to operate its business. The Executive further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration. The Executive hereby agrees that all times during the Employment Period and the Notice Period the Executive will not without prior written consent of the Company, whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly:

(a)                                 join, finance, invest in, lend to, or otherwise participate in, or be connected with, any non-public business that competes with the Company; or

(b)                                 engage in any trade or business or be associated with any person, firm or company (other than the Company or Group) engaged in any trade or business using the name(s) Old Mutual or incorporating the word(s) “Old Mutual” or “South African Mutual Life Assurance Society.”

7.2                               The Executive further agrees that during the Employment Period, the Notice Period and for a period of one (1) year after expiration of the later of the Notice Period or the Termination Date, the Executive shall not:

(a)                                 solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, officer or agent of, or consultant to the Company, or any of the Group Companies, to leave such position and become employed or associated with any other entity or business; or

(b)                                 employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Executive’s knowledge was within six months prior to the Notice Period, a director or senior employee of the Company or any Group Company who was personally known to the Executive; or

(c)                                  interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of the Group Companies and any of their respective clients, customers, partners or joint venturers.

7.3                               The Executive agrees that the duration and geographic scope of the restrictive provisions set forth in Sections 7.1 and 7.2 herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Executive agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive also agrees that damages are an inadequate remedy for any breach of the restrictive provisions herein and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the non-competition provisions herein.

7.4                               The Executive shall comply as is reasonable with (a) every applicable rule of law in the United States and (b) the rules and regulations of the regulatory authorities of the United States insofar as the same are applicable to employment hereunder and (c) every regulation of the Company and Group with respect to insider trading, of which the Executive is first notified in writing.

7.5                               The Executive shall not during the Employment Period, the Notice Period and at all times following the Termination Date:

(a)                                 divulge or communicate to any person or persons any Confidential Information (except to employees of, or to attorneys, accountants or other professionals engaged by, the Company or Group with a need to know such information); or

(b)                                 use any Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company or Group; or

(c)                                  through any failure to exercise all reasonable due care and diligence cause any unauthorized disclosure of any Confidential Information.

7.6                               All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) belonging to the business of the Company or Group (and any copies of the same) (a) shall be and remain the property of the Company or Group, and (b) shall be delivered by the Executive to the Company (or to such other company in the Group as the case may require) from time to time on demand and in any event on the termination of this Agreement.

7.7                               The Executive shall not at any time either during the Employment Period, Notice Period, and all times following the Termination Date make any untrue, misleading or disparaging statement with respect to the Company or any Group Company (or any of its or their employees or officers). The Company shall not at any time during the Employment Period, Notice Period, and at all times following the Termination Date, make any untrue, misleading or disparaging statement about the Executive.

7.8                               At no time after the termination of the Employment Period shall the Executive directly or indirectly represent himself/herself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee or officer of the Company. After the termination of the Employment Period, Executive shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Company or any other Group Company or for the purpose of carrying on or retaining any business or custom claim, represent or otherwise indicate any past association with the Company or any other company in the Group ,other than as a former employee or officer of the Company.

7.9                               The obligations of Executive under this Section 7 shall survive termination of this Agreement to the extent provided in each sub-section. Further, the provisions of this Section 7 shall continue to apply with full force and effect should the Executive transfer between or among any Group Company, wherever situated, or otherwise become employed by any Group Company, or be promoted or reassigned to positions other than that held by the Executive as of the Effective Date of this Agreement. The Company shall have the right to communicate the Executive’s ongoing obligations hereunder to any entity or individual with whom the Executive becomes employed by or otherwise engaged following termination of employment with the Company.

8.                                      GENERAL

8.1                               This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties also agree that any action, demand, claim or counterclaim (jointly any “Legal Action”) relating to Executive’s employment, any termination of employment and/or the terms and provisions of this Agreement or to its alleged breach by either party, shall be commenced in Massachusetts in any state or federal court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts.

8.2                               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement, together with the Offer Letter and Conditions of Employment dated February 4, 2011, which are specifically incorporated herein by reference, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company or Group, on the other hand, except as otherwise set forth herein. To the extent that there is any discrepancy between the Offer Letter, Conditions of Employment and this Agreement, this Agreement shall control, except for Sections 5 and 6 of this Agreement, with respect to which the Offer Letter shall control. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him/her.

8.3                               All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Peter L. Bain
205 Goodwood Gardens
Baltimore, MD 21210

If to the Company:	Old Mutual (US) Holdings Inc.
200 Clarendon Street
Boston, Massachusetts 02116
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

8.4                               The Company shall indemnify the Executive to the full extent permitted by applicable law and shall maintain reasonable insurance coverage (including but not limited to directors’ and officers’ liability insurance coverage) with respect to the Executive’s performance of his duties and responsibilities.

8.5                               The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

8.6                               BOTH PARTIES FURTHER AGREE THAT ANY DISPUTES RELATING TO EXECUTIVE’S EMPLOYMENT, ANY TERMINATION OF EMPLOYMENT AND/OR THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS ALLEGED BREACH, SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.

9.                                      SECTION 409A COMPLIANCE

9.1                               It is intended that compensation paid or delivered to the Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”). If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(i)                                     Amounts Payable On Account of Termination. To the extent necessary to comply with Section 409A, for the purposes of determining when amounts subject to Section 409A that are payable upon Executive’s termination of employment under this Agreement will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Section 409A from the Company.

(ii)                                  Reimbursements. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(iii)                               Specified Employees. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation subject to Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, with interest thereon calculated at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on the date of termination of employment, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv)                              Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTIVE

/s/ Peter L. Bain
Peter L. Bain

OLD MUTUAL (US) HOLDINGS INC.

/s/ Julian V.F. Roberts
By: Julian V.F. Roberts
Its: CEO, Old Mutual Group

/s/ Donald J. Schneider
By: Donald J. Schneider
Its: Group Human Resources Director and
Member of the Board of Directors

200 Clarendon Street, 53rd Floor

Boston, MA 02116

Tel 617.369.7300

Fax 617.369.7499

www.oldmutualus.com

Mr. Peter Bain

205 Goodwood Gardens

Baltimore, Maryland 21210

Dear Peter,

We are delighted to offer you the position of President and Chief Executive Officer of Old Mutual (US) Holdings Inc. (Old Mutual).  This letter confirms our offer and includes details of both the financial arrangements and Old Mutual’s benefit programs.  We look forward to your contributions to Old Mutual’s success.

As discussed, your anticipated start date will be on or about February 22, 2011.  Your title will be President and Chief Executive Officer, reporting to Julian Roberts, Chief Executive Officer of Old Mutual plc.  While so employed you will serve on the board of directors of Old Mutual.

Compensation Package

Your total compensation for 2011 will consist of:

•                  An annual base salary of $650,000;

•                  A guaranteed actual bonus of $6,350,000 for the 2011 plan year consisting of:

•                  $3,175,000 cash bonus (the “Guaranteed Cash Bonus”), payable on or before March 1, 2012 (the period from your start date through March 1, 2012 will be the “Bonus Guarantee Period”). $1,000,000 of the Guaranteed Cash Bonus (the “Advance Payment”) will be paid as an advance within 14 days of your start date. The balance will be payable on or before March 1, 2012. The Advance Payment will be immediately due for repayment to Old Mutual if (i) you terminate your employment for any reason other than due to death, Disability, as defined in your Employment Agreement, or failure of Old Mutual to pay all or any portion of the compensation payable under your Employment Agreement when due (subject to you providing written notice of non-payment to Old Mutual and Old Mutual having a fifteen day period in which to cure such non-payment) or (ii) Old Mutual terminates your employment for “Cause,” as defined in your Employment Agreement, prior to March 1, 2012.

1

•                  $3,175,000 in Old Mutual plc shares. These shares will be granted in two tranches, as described below.

The first tranche of $1,500,000 will be granted with the next general award after you join Old Mutual, which is expected to be March or April 2011.  The number of Old Mutual plc shares for this award will be based on the closing price recorded on the London Stock Exchange for such shares and on the closing US Dollar/British Pound Sterling exchange rate on the effective date of your Employment Agreement.  This share award will vest 3 years from the date of grant pursuant to the terms and conditions of the Old Mutual plc Share Reward Plan (the “Share Plan”).  You shall be entitled to dividends (or dividend equivalents) on these shares during the period between the date of grant and the date of vesting in accordance with Section 3.6 of the Share Plan in the same manner as other Plan participants.

The second tranche of $1,675,000 will be granted in the first general award in 2012, normally March or April, at the same time and in the same manner as 2012 share awards for other Old Mutual executives.  This share award shall vest three years from the date of grant pursuant to the terms and conditions of the Share Plan.  You shall be entitled to dividends (or dividend equivalents) on these shares during the period between the date of grant and the date of vesting in accordance with Section 3.6 of the Share Plan in the same manner as other Plan participants.

Old Mutual IPO Value Incentive Plan (IVIP)

In addition to the above you will participate in the Old Mutual IPO Value Incentive Plan with an initial award of $5,000,000.  The award will vest subject to the achievement of performance targets and linked to the value of OMAM as illustrated in the attached draft term sheet.  As discussed, as CEO you will be closely involved in determining the exact terms of this plan.  The Old Mutual plc Remuneration Committee has approved this offer to you on the basis of the current proposal and will ultimately need to approve the final version of the plan.

Benefits

Please refer to the enclosed benefits brochure which will give you an overview of the flexible benefits offering. The complete benefits program will be explained to you during an orientation session when you begin employment.

Relocation

In addition, you will receive relocation benefits and a one-time commuting assistance payment as described below:

•                  Relocation package to Boston (to establish second home). We understand that you will retain your home in Baltimore but will establish a second home in Boston.

•                  Old Mutual will pay reasonable and customary shipping of personal effects;

•                  Old Mutual will pay for up to 90 days of temporary accommodation;

•                  Old Mutual will pay for two trips (round-trip economy class air tickets or train tickets, at your election, plus accommodation ) for both you and your wife to search for housing;

•                  Old Mutual will pay for two one-way economy class final relocation air tickets or train tickets, at your election;

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•                  Old Mutual will provide you with a one-time lump sum payment of $50,000 (gross before tax) to cover other relocation costs to be paid within 14 days of your start date, but in any event during 2011.

All payments of reimbursable expenses described above shall be made within 30 days of your request for reimbursement, but in any event in accordance with the terms of your Employment Agreement.

•                  Commuting Assistance - since you plan to commute back and forth frequently between Baltimore and Boston, within 14 days of your start date, but in any event in 2011, we will make a one-time $40,000 (gross before tax) payment to you to defray the commuting costs in the first year. Old Mutual will not reimburse ongoing commuting expenses.

In keeping with Old Mutual’s values and culture we have outlined certain conditions of employment which are important to consider as you finalize your offer acceptance.  We’ve attempted to convey these conditions to you during the interview process but ask you to read the attached addendum thoroughly.

The compensation and benefit information in this letter is subject to all of the terms and details in the attached Conditions of Employment.  By signing this letter, you agree to all terms outlined in this letter and in the accompanying Conditions of Employment, and you also certify that you are not under any legal or contractual obligation that would prevent you from performing arty of your responsibilities at Old Mutual.

In addition, as a Senior Executive we ask you to sign the attached Employment Agreement, which incorporates this letter and the attached Conditions of Employment.  In the event of any inconsistency between the compensation and benefits information contained in this letter (including the attached Conditions of Employment) and the Employment Agreement, this letter (including the attached Conditions of Employment) shall govern.

The provisions in Section 9 of your Employment Agreement relating to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”), shall also apply to this offer letter and are incorporated herein by reference.

To accept Old Mutual’s offer, please sign and return the following items to Chris Hadley in the enclosed postage-paid envelope:

•                  one copy of this letter and Conditions of Employment and

•                  one copy of the Employment Agreement.

We look forward to welcoming you to Old Mutual. If you want to discuss any outstanding issues or have any questions, please feel free to call either one of us.

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Sincerely,

/s/ Julian V.F. Roberts
Julian V.F. Roberts
Chief Executive Officer, Old Mutual Group

/s/ Donald J. Schneider
Donald J. Schneider
Group Hum- Resources Director, Old Mutual Group
Member of the Board of Directors, Old Mutual (US) Holdings Inc.

Enclosures

/s/ Peter L. Bain	February 4, 2011
Peter L. Bain	Date

February 22, 2011
Anticipated Start Date

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CONDITIONS OF EMPLOYMENT

1.                                      Codes of Ethics

By signing and accepting our offer of employment and as a condition of your continuing employment, you certify that you have read, understood and will abide by Old Mutual Asset Management’s Code of Ethics as well as the Code of Business Conduct & Ethics of Old Mutual’s parent company, Old Mutual plc (PLC), both of which are enclosed.  You may find that complying with this required policy will affect your (and members of your household’s) investment activities.  It is important that you review and understand all of the provisions of both Codes before you agree to join Old Mutual.

2.                                      Employment Authorization

Old Mutual is required to verify your identity and eligibility to work in the U.S.  Therefore, as a condition of employment, you must bring proper documentation with you on your first day of work.  The acceptable forms of ID and work authorization are listed on the reverse side of the enclosed U.S. Department of Justice Employment Eligibility Verification form.

3.                                      Employment at Will

This offer, including the Conditions of Employment, describes the compensation to which you are entitled for so long as you remain employed by Old Mutual, but is not a contract (except as otherwise provided in the Employment Agreement) or guarantee of employment for any particular period of time.  You are an employee at will, and you and/or Old Mutual are free to terminate your employment at any time for any reason.

Should Old Mutual terminate your employment during the Bonus Guarantee Period for any reason other than “Cause,” as defined in your Employment Agreement, or should your employment terminate during the Bonus Guarantee Period due to death or “Disability,” as defined in the Employment Agreement, you (or your estate, as the case may be) will receive the full Guaranteed Cash Bonus paid to you at such time as the Bonus would have been paid to you had you remained employed by Old Mutual.

Should (i) you terminate your employment with Old Mutual for any reason other than death, or “Disability,” as defined in your Employment Agreement, or (ii) Old Mutual terminate your employment for “Cause,” as defined in your Employment Agreement, during the Bonus Guarantee Period, the Guaranteed Cash Bonus will not be paid to you, any advance against your Guaranteed Cash Bonus will be immediately due for repayment in full to Old Mutual, and you will be entitled to receive only the pro rata portion of your base salary through the date of your termination, along with any other compensation or benefits to which you are entitled by law or under the terms of Old Mutual’s compensation and benefit plans that are then in effect.

There is no guarantee of a bonus amount for any year after that stipulated in this letter.

The vesting of your Old Mutual plc shares is as described in the letter to which these Conditions of Employment are attached.

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4.                                      Payroll Direct Deposit

To provide immediate access to payroll funds, Old Mutual requires that all employees have direct deposit of their paychecks to the bank or other financial institution of their choice. You will need to provide a voided check for your account when completing the Authorization Agreement for Direct Deposit.

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